As filed with the Securities and Exchange Commission on June 20, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3487784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 Park Avenue, 35th Floor

New York, New York 10167

(Address of Principal Executive Offices) (Zip Code)

WisdomTree Investments, Inc. 2016 Equity Plan

(Full title of the plan)

Peter M. Ziemba

Executive Vice President-Business and Legal Affairs, Chief Legal Officer

WisdomTree Investments, Inc.

245 Park Avenue, 35th Floor

New York, NY 10167

Tel: (917) 267-3747

Fax: (917) 267-3848

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Tel: (617) 570-1000

Fax: (617) 523-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	10,000,000(2)	$10.34	$103,400,000.00	$10,412.38

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover, in addition to the number of shares stated above, an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of WisdomTree Investments, Inc. (“Registrant”), which may become issuable under the Registrant’s 2016 Equity Plan (“2016 Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.
(2)	Represents the number of shares of the Registrant’s Common Stock reserved and available for issuance under the 2016 Plan.
(3)	Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and (h) under the Securities Act based on the average of the high and low sale prices per share of Common Stock as reported on the NASDAQ Global Select Market on June 15, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants in the 2016 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants in the 2016 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement on Form S-8 (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 29, 2016;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 9, 2016;

(c)	Current Reports on Form 8-K filed with the Commission on February 5, 2016 and April 29, 2016;

(d)	the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 from the Company’s Definitive Proxy Statement filed with the Commission on April 29, 2016; and

(e)	the description of the Registrant’s Common Stock contained in the Registration Statement on Form 10 filed with the Commission pursuant to Section 12(b) of the Exchange Act on March 31, 2011, including all amendments and reports filed for the purpose of updating such description (File No. 001-10932).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment of this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Section 145 of the DGCL further provides: that a Delaware corporation is required to indemnify a present or former director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding or in defense of any claim, issue, or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent against any such liability asserted against such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against liability under Section 145 of the DGCL. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination: (i) by the Board of Directors by a majority vote of the directors who are not party to such action, suit, or proceeding, even if less than a quorum, (ii) by a committee of the directors who are not a party to such action designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VIII of our Bylaws provides for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VIII of the Bylaws provides that we may pay for expenses incurred by an officer of director in defending a civil or criminal action, suit, or proceeding in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by us.

Article VII of our Amended and Restated Certificate of Incorporation eliminates the personal liability of our directors to the corporation or its stockholders for monetary damages for breach of a director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit. Article VII of our Amended and Restated Certificate of Incorporation also includes a provision that if the DGCL is amended after the effective date thereof to further eliminate or limit the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the provisions of the DGCL, as so amended.

Additionally, we have entered into Indemnification Agreements with certain of our directors and officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The Indemnification Agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer of any entity which the indemnitee served at our request, or (ii) one year after the final termination of any proceedings then pending in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws of the Company

4.3(3)	Specimen Common Stock Certificate

5.1(4)	Opinion of Goodwin Procter LLP

23.1(4)	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm

23.2(4)	Consent of Goodwin Procter LLP (included in Exhibit 5.1 and incorporated herein by reference)

24.1(4)	Power of Attorney (included as part of the signature page to this Registration Statement)

99.1(4)	WisdomTree Investments, Inc. 2016 Equity Plan

99.2(4)	Form of Restricted Stock Agreement for Employees under the Company’s 2016 Equity Plan

99.3(4)	Form of Restricted Stock Agreement for Non-Employee Directors under the Company’s 2016 Equity Plan

(1)	Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed with the Commission on March 31, 2011.
(2)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, filed with the Commission on March 31, 2011.
(3)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, filed with the Commission on March 31, 2011.
(4)	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on June 20, 2016.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan L. Steinberg
Jonathan L. Steinberg
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

WE, THE UNDERSIGNED OFFICERS AND DIRECTORS OF WISDOMTREE INVESTMENTS, INC., hereby severally constitute and appoint Peter M. Ziemba and Amit Muni, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below on June 20, 2016.

Signature	Title(s)

/s/ Jonathan L. Steinberg Jonathan L. Steinberg	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amit Muni Amit Muni	Executive Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael Steinhardt Michael Steinhardt	Non-Executive Chairman of the Board of Directors

/s/ Steven L. Begleiter Steven L. Begleiter	Director

/s/ Anthony Bossone Anthony Bossone	Director

/s/ Bruce I. Lavine Bruce I. Lavine	Director

/s/ R. Jarrett Lilien R. Jarrett Lilien	Director

/s/ Win Neuger Win Neuger	Director

/s/ Frank Salerno Frank Salerno	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation

4.2(2)	Amended and Restated Bylaws of the Company

4.3(3)	Specimen Common Stock Certificate

5.1(4)	Opinion of Goodwin Procter LLP

23.1(4)	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm

23.2(4)	Consent of Goodwin Procter LLP (included in Exhibit 5.1 and incorporated herein by reference)

24.1(4)	Power of Attorney (included as part of the signature page to this Registration Statement)

99.1(4)	WisdomTree Investments, Inc. 2016 Equity Plan

99.2(4)	Form of Restricted Stock Agreement for Employees under the Company’s 2016 Equity Plan

99.3(4)	Form of Restricted Stock Agreement for Non-Employee Directors under the Company’s 2016 Equity Plan

(1)	Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed with the Commission on March 31, 2011.
(2)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, filed with the Commission on March 31, 2011.
(3)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10, filed with the Commission on March 31, 2011.
(4)	Filed herewith.